EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Jim Anderson, Chairman and CEO
John Gelp, Chief Financial Officer
(763) 553-9300

ZOMAX ANNOUNCES THIRD QUARTER 2003 EARNINGS;

SETTLEMENT OF CLAIM

MINNEAPOLIS, MN…November 6, 2003…Zomax Incorporated (Nasdaq: ZOMX) today reported sales and earnings for its third quarter ended September 26, 2003.  Revenues for the quarter were $44.5 million, an increase compared to the second quarter of 2003 and an increase from the same period a year ago.

Net loss for the third quarter of 2003 was $2.5 million compared to a net loss of $1.8 million in the second quarter of 2003 and a net loss of $0.5 million in the comparable period of the prior year.  Loss per share in the third quarter of 2003 was $.08 as compared to $.05 in the second quarter of 2003 and $.01 in the third quarter of 2002.

Net loss before the charge for the settlement of a customer claim for the third quarter of 2003 was $0.8 million compared to a net loss of $1.8 million in the second quarter of 2003 and a net loss of $0.5 million in the comparable period of the prior year.  Loss per share excluding the charge for the settlement of a claim in the third quarter of 2003 was $.02 as compared to $.05 in the second quarter of 2003 and $.01 in the third quarter of 2002.

The previously disclosed customer claim, related to allegations involving Zomax’ Irish operations prior to their acquisition in January 1999, totaled $1.8 million, net of tax, or $.06 per share.  While we deny the allegations, we felt that this settlement was reasonable in light of the potential costs of litigating, and in the best interests of our shareholders.

Overall, business was very strong as the third quarter ended and this trend has continued into the fourth quarter.  We expect fourth quarter revenues to be seasonally higher than the third quarter.  We also expect a return to profitability in the fourth quarter.

About Zomax:

Zomax helps companies more efficiently bring their products and content to market worldwide.  Zomax’ solutions enhance the process of sourcing, production, and fulfillment through a modular suite of supply chain services.  These services include “front-end” customer contact and ecommerce services, material management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management.  Founded in 1993, Zomax operates 12 facilities across the United States, Canada, Mexico, and Ireland.  The Company’s Common Stock is traded on the NASDAQ Stock Market under the symbol “ZOMX”.

Certain statements contained in this press release relating to higher fourth quarter 2003 results and a return to profitability are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements.

Factors that impact such forward looking statements include, among others, the rate of growth or decline of our marketplace, product mix, currency fluctuations, the ability of our customers to continue offering competitive products, political events of a national or international magnitude, the impact of competition and pricing pressures from actual and potential competitors, the cost of raw materials, our customer mix and the seasonality of their business, the impact of strategic alliances, customer concentration, potential litigation, our ability to hire and retain competent employees at acceptable costs, changes in general economic conditions and interest rates, and other factors identified in the Company’s filings with the Securities and Exchange Commission.

Zomax Incorporated assumes no obligation to update any forward-looking statements.  We cannot guarantee the completion of any acquisitions, future results, levels of activity, and/or Company performance.

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ZOMAX INCORPORATED

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September		Nine Months Ended September
	2003	2002	2003	2002

Sales	$44,535	$43,719	$135,760	$135,064

Cost of sales	38,145	35,789	116,341	109,711

Gross Profit	6,390	7,930	19,419	25,353

Selling, general and administrative expenses	8,035	8,963	26,248	26,784
Charge related to settlement of customer claim	3,000	—	3,000	—

Operating loss	(4,645)	(1,033)	(9,829)	(1,431)

Other income, net	252	297	18	801

Loss before income taxes	(4,393)	(736)	(9,811)	(630)

Income tax benefit	(1,859)	(262)	(4,042)	(226)

Net loss	$(2,534)	$(474)	$(5,769)	$(404)

Earnings (loss) per share:

Basic	$(0.08)	$(0.01)	$(0.18)	$(0.01)

Diluted	$(0.08)	$(0.01)	$(0.18)	$(0.01)

Weighted average common shares outstanding:

Weighted average common shares outstanding	32,553	33,130	32,635	33,038

Dilutive effect of stock options	—	—	—	—

Weighted average common and diluted shares outstanding	32,553	33,130	32,635	33,038

ZOMAX INCORPORATED

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	September 2003	December 2002
ASSETS:

Current Assets:

Cash and cash equivalents	$73,647	$72,146

Accounts receivable, net	28,234	32,785

Inventories, net	9,582	9,712

Other current assets	11,862	10,580

Total current assets	123,325	125,223

Property and equipment, net	36,334	34,947

Available-for-sale securities	11,039	7,013

	$170,698	$167,183

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:

Current portion of notes payable	$—	$2,989

Accounts payable	14,699	14,333

Accrued expenses	24,648	17,422

Income taxes payable	—	519

Total current liabilities	39,347	35,263

Long-term notes payable, net of current portion	—	747

Deferred income taxes	2,261	624

Total liabilities	41,608	36,634

Shareholders’ equity:

Common stock	62,326	64,071

Retained earnings	60,678	66,447

Accumulated other comprehensive income	6,086	31

Total shareholders’ equity	129,090	130,549

	$170,698	$167,183